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                                                                   Exhibit 10.26

                      EXECUTIVE CHANGE OF CONTROL AGREEMENT


     This EXECUTIVE CHANGE OF CONTROL AGREEMENT ("Agreement") is made as of the 8th day of August, 2000, between CIRCOR, Inc., a Massachusetts corporation (the "Company"), and Alan J. Glass ("Executive").

     WHEREAS, the Company presently employs the Executive in which capacity the Executive serves as an officer of the Company and its Parent (as defined below); and

     WHEREAS, the Board of Directors of the Parent (the "Board") recognizes the valuable services rendered to the Company, the Parent and their respective affiliates by the Executive; and

     WHEREAS, the Board has determined that it is in the best interests of the Company, the Parent and their affiliates to encourage in advance the continued loyalty of the Executive as well as the Executive's continued attention to his assigned duties and objectivity in the event of a threatened or possible change in control of the Parent;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

"CAUSE" shall mean: (a) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (b) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (c) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Chief Executive Officer; or (d) a violation by Executive of the Company's employment policies which has continued following written notice of such violation from the Chief Executive Officer.

"CHANGE IN CONTROL" shall mean any of the following:

     (a) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Parent, any of its subsidiaries, any member of the Horne Family Group (as defined herein) or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Parent or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such

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person, shall become the "beneficial owner" (as such term is defined in Rule
13d-3 under the Act), directly or indirectly, of securities of the Parent representing twenty-five percent (25%) or more of either (A) the combined voting power of the Parent's then outstanding securities having the right to vote in an election of the Parent's Board ("Voting Securities") or (B) the then outstanding shares of Parent's common stock, par value $0.01 per share ("Common Stock") (other than as a result of an acquisition of securities directly from the Parent); or

     (b) Incumbent Directors (as defined below) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; or

     (c) The stockholders of the Parent shall approve (A) any consolidation or merger of the Parent where the stockholders of the Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the Parent or other party issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Parent or (C) any plan or proposal for the liquidation or dissolution of the Parent.

     Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Parent which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Parent) and immediately thereafter beneficially owns twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (a).

"GOOD REASON" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (a) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties; (b) any removal, during the term of this Agreement from Executive of his titles as an officer of the Parent; (c) an involuntary reduction in Executive's Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (d) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; or (e) the involuntary relocation of the Company's offices at which Executive is principally employed or the involuntary relocation of the offices of Executive's primary workgroup to a location more than thirty (30) miles from such offices, or the requirement by the Company that Executive be based anywhere other than the Company's offices at such location on an extended basis, except for required travel on the Company's business

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to an extent substantially consistent with Executive's business travel obligations. "Good Reason Process" shall mean that (i) Executive reasonably determines in good faith that a "Good Reason" event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event;
(iii) Executive cooperates in good faith with the Company's efforts, for a period not less than ninety (90) days following such notice, to modify Executive's employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If the Company cures the Good Reason event in a manner acceptable to Executive during the ninety (90) day period, Good Reason shall be deemed not to have occurred.

"INCUMBENT DIRECTORS" shall mean persons who, as of the Commencement Date, constitute the Board; provided that any person becoming a director of the Parent subsequent to the Commencement Date shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director.

"PARENT" shall mean CIRCOR International, Inc., a Delaware corporation as well as its successors by merger or otherwise.

"HORNE FAMILY GROUP" shall mean Timothy P. Horne and the George B. Horne Voting Trust.

     2. TERM. The term of this Agreement shall extend from the date hereof (the "Commencement Date") until the first anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on the first anniversary of the Commencement Date and each anniversary thereafter unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred.

     3. CHANGE IN CONTROL PAYMENT. The provisions of this Paragraph 3 set forth certain terms of an agreement reached between Executive and the Company regarding Executive's rights and obligations upon the occurrence of a Change in Control of the Parent. These provisions are intended to assure and encourage in advance Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall terminate and be of no further force or effect beginning twelve (12) months after the occurrence of a Change of Control.

     (a)  CHANGE IN CONTROL.

          (i) If within twelve (12) months after the occurrence of the first event constituting a Change in Control, Executive's employment is terminated by the Company without Cause as defined in Section 1 or Executive terminates his employment for Good

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     Reason as provided in Section 1, then the Company shall pay Executive a lump sum in cash in an amount equal to one (1) times the sum of (A) Executive's current Base Salary plus (B) Executive's most recent annual incentive compensation under the Company's Executive Bonus Incentive Plan for the most recent fiscal year, excluding any sign-on bonus, retention bonus or any other special bonus; and

          (ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Change in Control, all stock options and other stock-based awards granted to Executive by the Parent shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Change in Control. In addition, all restricted stock units held by the Executive pursuant to the Management Stock Purchase Plan shall become fully vested upon a Change of Control and the Executive shall be entitled to receive the shares of stock represented by such restricted stock units. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

          (iii) If the Executive is otherwise eligible for participation in the Company's Supplemental Executive Retirement Plan ("SERP"), the Executive shall be fully vested in his accrued benefit under the SERP as of the Date of Termination; and

          (iv) The Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the Date of Termination.

     (b)  ADDITIONAL LIMITATION.

          (i) Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by
     Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the following provisions shall apply:

          (A) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

          (B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance

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     Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, Executive shall determine which method shall be followed; provided that if Executive fails to make such determination within 45 days after the Company has sent Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.

     For the purposes of this Paragraph 3, "Threshold Amount" shall mean three times Executive's "base amount" within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

          (ii) The determination as to which of the alternative provisions of Paragraph 3(b)(i) shall apply to Executive shall be made by KPMG LLP or any other nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Paragraph 3(b)(i) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.



     4. UNAUTHORIZED DISCLOSURE. Executive acknowledges that in the course of his employment with the Company (and, if applicable, its predecessors), he has been allowed to become, and will continue to be allowed to become, acquainted with the Company's and the Parent's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company's, the Parent's and their affiliates' and predecessors' operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the Company's, the Parent's and their affiliates' and predecessors' business. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company or the Parent except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in

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connection with performing his duties on behalf of the Company and the Parent,
(ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company or the Parent, as appropriate, of such event, shall cooperate with the Company or the Parent, as appropriate, in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in the Company's industry (the "Fluid-Control Industry"), other than as a result of any action or inaction by Executive; or (iv) such information has been rightfully received by a member of the Fluid-Control Industry or has been published in a form generally available to the Fluid-Control Industry prior to the date Executive proposes to disclose or use such information. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company or the Parent. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company or the Parent, as appropriate, all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company. The provisions of this Paragraph 4 shall survive termination of this Agreement for any reason.


     5. COVENANT NOT TO COMPETE. In consideration of the benefits afforded the Executive under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the provisions of Paragraph 4, Executive agrees that

     (a) during the term of Executive's employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that is competitive with any of the Company's or the Parent's products which are produced by the Company or the Parent or any affiliate of either entity as of the date of Executive's termination of employment with the Company, in any area or territory in which the Company or the Parent or any affiliate of either entity conducts operations; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the Fluid-Control Industry; and


     (b) during the term of Executive's employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or the Parent or any affiliate of either entity to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company or the Parent without providing

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the Company or the Parent, as appropriate, with ten (10) days' prior written notice of such proposed employment.

Should Executive violate any of the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.

     6. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

     if to the Executive:

          At his home address as shown
          in the Company's personnel records;

     if to the Company:

          CIRCOR, Inc.
          35 Corporate Drive
          Burlington, MA 01803
          Attention:  Board of Directors of CIRCOR International, Inc.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     7. NOT AN EMPLOYMENT CONTRACT. This Agreement is intended only to provide those benefits for the Executive as set forth in Paragraph 3 in connection with a Change of Control. As such, this Agreement is not intended to and does not in any way constitute an employment agreement or other contract which would cause the employee to be considered anything other than an employee at will or to in any way be entitled to any specific payments or benefits from the Company in the event of a termination of employment not subject to Paragraph 3 of this Agreement.

     8. MISCELLANEOUS. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).

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     9. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

     10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     11. ARBITRATION; OTHER DISPUTES. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof.

     12. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Company and the Parent in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and/or the Parent which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and/or the Parent at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company and the Parent in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Compensation and Average Incentive Compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 12, including, but not limited to, reasonable attorneys' fees and costs.

     13. GENDER NEUTRAL. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

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     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.


                                    CIRCOR, INC.


                                    By: /S/ David A. Bloss, Sr.
                                        -----------------------
                                        David A. Bloss, Sr.
                                        President


                                    EXECUTIVE

                                        /S/ Alan J. Glass
                                        -----------------
                                        Alan J. Glass


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